CUSIP No. 22122P200	13D	Page 6 of 6 Pages

Exhibit 3

Notice of Exercise of Election to Cause Merger Agreement

January 2, 2015

Cosi, Inc.

294 Washington St.

Boston, MA 02108

Attention: Corporate Secretary

Re:	Exercise of Election to Cause Merger

To Whom It May Concern:

Reference is hereby made to that certain Election to Cause Merger Agreement by and between Hearthstone Associates, LLC, a Massachusetts limited liability company (“Holdco”) and Cosi, Inc., a Delaware corporation (“Cosi”), dated as of March 18, 2014 (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Pursuant to Section 1(a) of the Agreement, Holdco hereby elects to exercise its Election to Cause Merger by delivery of this written notice in accordance with Section 11 of the Agreement. The delivery of this election results in a binding contract to effect the Merger, subject to the satisfaction of the conditions set forth in Section 2 of the Agreement, to be effected pursuant to the Agreement and Plan of Merger attached to the Agreement.

Sincerely,

HEARTHSTONE ASSOCIATES, LLC

By:	/s/ Robert J. Dourney
Robert J. Dourney, Manager

With a copy to:

Cosi, Inc.

294 Washington St.

Boston, MA 02108

Attention: Vicki Baue, General Counsel